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EXHIBIT 4.4

NORTH AMERICAN SCIENTIFIC, INC.
Amended and Restated
1996 Stock Option Plan
(As Amended through April 2001)

    1.  Purpose of the Plan. This Stock Option Plan (the "Plan") is designed to enable North American Scientific, Inc. (the "Company") and its subsidiaries to attract, retain, and motivate its employees and employees of its subsidiaries, non-employee directors, consultants and other independent advisors of the Company and its subsidiaries, by providing for or increasing the proprietary interests of such individuals in the Company. Options granted under the Plan may be incentive stock options ("Incentive Options") or non-statutory stock options ("Non-Statutory Options"), as determined by the Committee referred to in Section 14 of the Plan at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Any option granted under the Plan shall be clearly identified as either an Incentive Option or a Non-Statutory Option.

    2.  Stock Subject to Plan. The aggregate number of shares which may be issued under options hereunder is 2,750,000 shares of the Company's Common Stock; provided, that the number of shares of Common Stock available for issuance hereunder shall automatically increase on the first trading day of each calendar year, beginning with calendar year 2002 and continuing through calendar year 2004, by a number of shares (rounded to the nearest whole share) equal to three and one-half percent (3.50%) of the total number of shares of the Company's Common Stock outstanding on the last trading day in the immediately preceding calendar year; provided, further, that the aggregate number of shares of Common Stock available for issuance as Incentive Options under the Plan shall not exceed 4,000,000 shares. The aggregate number of shares available under this Section 2 is subject to further adjustments as hereinafter provided. The number of shares available hereunder at any point in time shall be reserved by the Company for options granted under the Plan. The shares which may be issued or delivered under the Plan may be either authorized but unissued shares or treasury shares or partly each. Shares of stock subject to the unexercised portions of any options granted under the Plan which expire or terminate or are canceled may again be subject to options under the Plan.

    3.  Eligibility. Incentive Options may be granted only to employees (including directors) regularly employed by the Company or a subsidiary of the Company. Non-Statutory Options may be granted to such employees and to non-employee directors, consultants and other independent advisors to the Company or a subsidiary of the Company. The Committee will designate, from among the eligible persons, those who will be granted options and will specify: (i) the number of shares of the Company's Common Stock each such person will be entitled to purchase pursuant to the option; and (ii) the nature of the option as an Incentive Option, a Non-Statutory Option or partly each type of option. The Committee may make such grants at any time and in any amounts that it, in its discretion, designates and may also determine the vesting schedule (if any) applicable to the option shares, subject to the other relevant limitations set out in the Plan.

    In any fiscal year of the Company, no person may receive stock options under this Plan for more than an aggregate of 300,000 shares of the Company's Common Stock.

    Non-employee directors of the Company eligible to participate in the automatic option grant program described in Section 8 of the Plan (the "Eligible Directors") shall be limited to (i) those individuals serving as non-employee members of the Board of Directors of the Company (the "Board") on the effective date of the Plan ("Plan Effective Date", which pursuant to Section 26 of the Plan was April 1, 1996), (ii) those individuals who first became non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Company's shareholders, and (iii) those individuals who continue to serve as non-employee Board members at one or more Annual Shareholders Meetings held after the Plan Effective Date. A non-employee Board member who has previously been in the employ of the Company (or any parent or subsidiary of the Company) shall not be eligible to receive an option grant under the automatic option grant program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the automatic option grant program while he or she continues to serve as a non-employee Board member.

    4.  $100,000 Incentive Option Exercise Limitation. The aggregate fair market value of the stock for which Incentive Options granted to any one eligible employee under the Plan and under all incentive stock option plans of the Company, its parent(s) and any subsidiaries, may by their terms first become exercisable during any calendar year shall not exceed $100,000, determining fair market value of the stock subject to any option as of the time that option is granted. If the date on which one or more Incentive Options could be first exercised would be accelerated pursuant to any other provision of the Plan or any stock option agreement referred to in Section 11, or an amendment thereto, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then notwithstanding any such other provision the exercise date of such Incentive Options shall be accelerated only to the extent, if any, that is permitted under Section 422 of the Code and the exercise date of the Incentive Options with the lowest option prices shall be accelerated first. Any exercise date that cannot be accelerated without violating the $100,000 restriction of this Section shall nevertheless be accelerated, and the portion of the option becoming exercisable thereby shall be treated as a Non-Statutory Option.

    5.  Option Price. The purchase price at which each stock option may be exercised (the "Option Price") shall be such price as the Board, in its discretion, shall determine, and, in the case of Incentive Options, shall not be less than one hundred percent (100%) of the fair market value per share of the Common Stock covered by the Incentive Option on the date of grant, except that in the case of an Incentive Option granted to an employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary (a "Ten Percent Employee"), the Option Price shall not be less than one hundred ten percent (110%) of such fair market value on the date of grant. For purposes of this Section 5, the fair market value of the Common Stock shall be determined as provided in Section 12. For purposes of this Section 5, an individual (a) shall be considered as owning not only shares of the Common Stock owned individually but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual, and (b) shall be considered as owning proportionately any shares owned, directly or indirectly by or for any corporation, partnership, estate or trust in which such individual shall be a shareholder, partner or beneficiary.

    6.  Exercise of Option. The option agreement may provide for partial exercise in installments. Exercisable options may be exercisable in full or in part. The period of time in which an option may be exercised shall be the period designated in the option. In the case of an Incentive Option such period shall not exceed ten (10) years from the date the option is granted and with respect to a Ten Percent Employee, such period of time shall not exceed five (5) years from the date the Incentive Option is granted. No Non-Statutory Option shall be exercisable after the expiration of ten years from the date of grant. An option to the extent exercisable at any time may be exercised in whole or in part.

    7.  Payment of Option Price. The consideration to be paid for the shares to be issued upon exercise of an option, including the permissible method(s) of payment, shall be determined by the Committee and may consist of any combination of the following:

      (a) cash, cash equivalents or check made payable to the Company,

      (b) shares of the Company's Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at fair market value on the exercise date,

      (c) through a special sale and remittance procedure pursuant to which the optionee shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale, or

      (d) delivery of a promissory note payable to the Company, on such terms and in such form as approved by the Committee.

    In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

    8.  Grants to Non-Employee Directors. Each individual who is first elected or appointed as a non-employee Board member on or after April 6, 2001, shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase 25,000 shares of Common Stock, provided that individual has not previously been in the employ of the Company or any parent or subsidiary of the Company.

    On the date of each Annual Shareholders Meeting, beginning on April 6, 2001, each individual who is re-elected to serve as an Eligible Director shall automatically be granted a Non-Statutory Option to purchase 15,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of such 15,000-share option grants any one Eligible Director may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Company (or any parent or subsidiary of the Company) shall be eligible to receive one or more such annual option grants over their period of continued Board service.

    The Option Price for options granted under this Section 8 shall be equal to one hundred percent (100%) of the fair market value per share of Common Stock covered by the option on the date of grant, as provided in Section 12. Each option granted pursuant to this Section 8 shall have a term of ten (10) years, and shall vest as to one-third of the shares thereunder on each of the first three anniversaries of the date of grant.

    9.  Nontransferability. Any option granted under the Plan shall by its terms be nontransferable by the optionee other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

    10. Termination of Option. Except as otherwise provided by the Committee in the written stock option agreement referred to in Section 11, or in the following subsections, options can be exercised at any time within the period specified in the option agreement, if the optionee is still employed by the Company or a subsidiary at the time of exercise.

      (a) In the case of Incentive Options:

        (i)  If the employment with the Company or a subsidiary of an optionee who is not disabled within the meaning of Section 422(c)(6) of the Code (a "Disabled Optionee") is terminated without cause or the optionee, quits or retires under any retirement plan of the Company or a subsidiary, any then outstanding and exercisable stock option held by such an optionee shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 11, by such optionee at any time prior to the expiration date of such stock option or within three (3) months after the date of termination of employment, whichever is the shorter period.

        (ii) If the employment of an optionee who is a Disabled Optionee is terminated without cause (as defined below), any then outstanding and exercisable stock option held by such an optionee shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 11, by such an optionee at any time prior to the expiration date of such stock option or within one year after the date of such termination of employment, whichever is the shorter period.

        (iii) Following the death of an optionee during employment, any outstanding and exercisable stock option held by such an optionee at the time of death shall be exercisable, in accordance with the provisions of the stock option agreement referred to in Section 11, by the person or persons entitled to do so under the will of the optionee, or, if the optionee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the optionee at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period.

        (iv) If the employment with the Company or a subsidiary of an optionee is terminated for cause all outstanding stock options held by the optionee at the time of such termination shall automatically terminate unless the Board notifies the optionee that such options will not terminate. A termination "for cause" shall be defined under each written option agreement issued pursuant to Section 11.

      (b) With respect to Non-Statutory Options:

        (i)  The Committee may specify in the option agreement what restrictions will apply in the event of termination of employment or service. For all options issued under the Plan, if the Company terminates the employment or service of an optionee for cause, all outstanding stock options held by the optionee at the time of such termination shall automatically terminate unless the Board notifies the optionee that such options will not terminate. A termination "for cause" shall be defined under each written option agreement issued pursuant to Section 11.

      (c) Whether termination of employment or other service is a termination "for cause" and whether an optionee is disabled within the meaning of Section 422(c)(6) of the Code shall be determined in each case by the Committee (or, in the case of optionees who are non-employee Board members, the full Board), in its discretion, and any such determination shall be final and binding on all persons.

    11. Written Option Agreement. All options granted pursuant to the Plan shall be evidenced by written option agreements. Such option agreements shall comply with and be subject to all of the terms, conditions, and limitations set forth in this Plan and such further provisions, not inconsistent with this Plan, as the Committee (or, in the case of optionees who are non-employee Board members, the full Board) shall deem appropriate.

    12. Determination of Fair Market Value. Fair market value of the Common Stock shall be the closing price of the Common Stock on the Nasdaq National Market (or such successor exchange or automated quotation system upon which the Common Stock becomes listed) on the date of the grant.

    13. Adjustments. If the outstanding shares of stock of the class then subject to the Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalization, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities and/or the Option Price for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. The Board shall make such adjustments as it may deem fair, just and equitable to prevent substantial dilution or enlargement of the rights granted to or available for optionees. No adjustment provided for in this Section 13 shall require the Company to issue or sell a fraction of a share or other security.

    If any such adjustment provided for in this Section 13 requires the approval of stockholders in order to enable the Company to grant Incentive Options, then no such adjustment shall be made without the required stockholder approval. Notwithstanding the foregoing, in the case of Incentive Options, if the effect of any such adjustment would be to cause the stock option to fail to continue to qualify as an Incentive Option or to cause a modification, extension or renewal of such stock option within the meaning of Section 424 of the Code, the Board may elect that such adjustment not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Board, in its sole discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such Incentive Option.

    14. Administration. The Plan shall be administered by a committee appointed by the Board (the "Committee") which shall be comprised of not less than two members who are "Non-Employee Directors" as defined in Rule 16b-3(b)(3)(i), promulgated under the Securities Exchange Act of 1934, as amended, and who shall each also qualify as an "outside director" for purposes of Section 162(m) of the Code. Any vacancy on the Committee shall be filled by appointment by the Board.

    The Committee may interpret the Plan, prescribe, amend and rescind any rules or regulations necessary or appropriate for the administration of the Plan, and make all determinations, in its discretion, as to which eligible employees will receive options, the number of shares subject to the options and the exercise price. The Committee may make such other determination and take such other action it deems necessary or advisable. Without limiting the generality of the foregoing, the Committee may, in its discretion, treat all or any portion of any period during which a participant is on military or other approved leave of absence from the Company or a subsidiary as a period of employment of such participant by the Company or such subsidiary, as the case may be, for purposes of accrual of rights under the optionee's awards; provided, however, that no Incentive Option may be awarded to an employee while he or she is on leave of absence. No member of the Committee or of the Board shall be liable for any act or omission made in good faith with respect to the Plan or any option grants under the Plan.

    Notwithstanding anything contained herein to the contrary, administration of the automatic option grant program to non-employee directors shall be self-executing in accordance with the terms specified in Section 8, and neither the Committee nor the Board shall exercise any discretionary functions with respect to any option grants made under that program, except as provided in Sections 10, 11 and 13 of the Plan. Determinations by the Committee and the Board are final and binding on all persons.

    15. Limitations Respecting Incentive Options. It is the intent of the Company to conform strictly to the requirements of Section 422 of the Code with regard to Incentive Options granted pursuant to the Plan. Therefore, notwithstanding any other provision of the Plan, nothing herein with regard to Incentive Options shall contravene any requirement set forth in Section 422 of the Code and if inconsistent provisions are otherwise found herein, they shall be deemed void and unenforceable or automatically amended to conform, as the case may be.

    16. Rights as a Stockholder. An optionee, or such person's executor, administrator or legatee if the optionee is deceased, shall have no rights as a stockholder with respect to any stock covered by the option until the date of issuance of the stock certificate for such stock after receipt of the consideration in full set forth in the option agreement or as may be approved by the Board. Except as provided in Section 13 hereof, no adjustments shall be made for dividends, whether ordinary or extraordinary, whether in cash, securities, or other property, for distributions in which the record date is prior to the date for which the stock certificate is issued.

    17. Modification, Extension and Renewal. Subject to the conditions of, and within the limitations prescribed in, Section 15, hereof, the Board may modify, extend or renew options which are outstanding as granted under the Plan if otherwise consistent herewith. Notwithstanding the foregoing, no modification shall, without the prior written consent of the optionee, alter, impair or waive any rights or obligations of any option theretofore granted under the Plan.

    18. Investment Purposes, Etc. Prior to the issuance or delivery of any shares of the Common Stock under the Plan, the person exercising the stock option may be required to (a) represent and warrant that the shares of the Common Stock to be acquired upon exercise of the stock option are being acquired for investment for the account of such person and not with a view to resale or other distribution thereof, (b) represent and warrant that such person will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any such shares unless the transfer, sale, assignment, pledge, hypothecation or other disposition of the shares is pursuant to effective registrations under the Securities Act of 1933 as amended (the "Act") and applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations, and (c) execute such further documents as may be reasonably required by the Board or the Committee upon exercise of the option or any part thereof, including but not limited to stock transfer restrictions. The certificate or certificates representing the shares of the Common Stock to be issued or delivered upon exercise of a stock option may bear a legend evidencing the foregoing and other legends required by any applicable securities laws. Furthermore, nothing herein or any option granted hereunder shall require the Company or any subsidiary to issue any stock upon exercise of any option if the issuance would, in the opinion of counsel for the Company, constitute a violation of the Act, the California securities laws, or any other applicable rule or regulation then in effect.

    19. No Right to Continued Service. The Plan, and any option granted under the Plan, shall not confer upon any optionee any right with respect to continued employment by or service with the Company or any subsidiary, nor shall they alter, modify, limit or interfere with any right or privilege of the Company or any subsidiary under any employment or service contract heretofore or hereafter executed with any optionee, including the right to terminate any optionee's employment, directorship, consultancy, or other service, at any time for or without cause.

    20. Notice of Disqualifying Dispositions. The Committee will notify each Optionee who holds an Incentive Option that the Optionee will lose the tax benefits of Section 421 of the Code if he or she disposes of stock acquired by the exercise of an Incentive Option, other than by will or the laws of descent and distribution, within two (2) years after the date of grant or within one (1) year after exercise.

    21. Compliance with Other Laws and Regulations. The Plan, the options granted hereunder and the obligation of the Company to sell and deliver stock under such options, shall be subject to all applicable federal and state laws, rules, regulations and to such approvals by any government or regulatory authority or investigative agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of stock prior to (a) the listing of any such stock to be acquired pursuant to the exercise of any option on any stock exchange on which the stock may then be listed, and (b) the compliance with any registration requirements or qualification of such shares under any federal or state securities laws, or obtaining any ruling or waiver from any government body which the Company or it subsidiaries shall, in their sole discretion, determine to be necessary or advisable, or which, in the opinion of counsel to the Company or its subsidiaries, is otherwise required.

    22. Corporate Reorganizations. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than fifty percent (50%) of the voting power of the stock of the Company then outstanding by another corporation or person, the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this Section 22, not yet be exercisable.

    23. Withholding. If, upon exercise of any Non-Statutory Option (or any Incentive Option which is treated as a Non-Statutory Option because it fails to meet the requirements set forth herein for Incentive Options), the optionee fails to tender payment to the Company for any applicable income or employment tax withholding, the Board shall withhold from the optionee sufficient shares or fractional shares having a fair market value (determined under Section 12) equal to any amount which the Company is required to withhold under the Code.

    24. Amendment and Termination. The Board shall have complete and exclusive power and authority to terminate, suspend, amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the optionee consents to such amendment or modification. In addition, certain amendments may require shareholder approval in accordance with applicable laws and regulations.

    25. Use of Proceeds. Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

    26. Plan Date and Duration. The Plan became effective on the date of its adoption by the Board of the Company, which was April 1, 1996. Options may not be granted under this Plan more than ten years after the Plan Effective Date.

    27. Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the state of Delaware except to the extent that Delaware laws are preempted by any federal statute, regulation, judgement or court order, including but not limited to, the Code.

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EXHIBIT 4.4